Exhibit 5

[Letterhead of Navigant Consulting, Inc.]

June 12, 2006

Navigant Consulting, Inc.

615 North Wabash Avenue

Chicago, IL 60611

RE:	Registration Statement on Form S-8 of Navigant Consulting, Inc. (the “Registration Statement”)
registering 500,000 shares of Common Stock, $.001 par value

Ladies and Gentlemen:

I have acted as General Counsel for Navigant Consulting, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 of the offer and sale of up to 500,000 shares of Common Stock, $.001 par value of the Company (the “Common Stock”), and additional rights pursuant to the Company’s Rights Agreement dated December 15, 1999, as amended June 30, 2004, with LaSalle Bank NA, as Rights Agent, together with the Common Stock to be issued under the Navigant Consulting, Inc. Employee Stock Purchase Plan (the “Plan”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Registration Statement to be filed with the Securities and Exchange Commission (the “Commission”) under the Act; (ii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated By-Laws of the Company, as currently in effect; (iv) the Plan; and (v) resolutions of the Board of Directors of the Company relating to, among other things, the filing of the Registration Statement. I have also examined such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authority of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of all documents. As to any facts material to this opinion which I did not independently verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, I am of the opinion that when issued and delivered by the Company pursuant to the Plan, the Shares being registered will be legally issued, fully paid and non-assessable shares of Common Stock.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not concede that I am an expert within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

Very truly yours,

/S/    PHILIP P. STEPTOE

Philip P. Steptoe

Vice President, General Counsel

and Secretary